Exhibit 10.2
GENERAL RELEASE AND WAIVER AGREEMENT
This General Release and Waiver Agreement (“Agreement”) is entered into by and between the undersigned employee (“Employee”), and Digital Angel Corporation and its parent, partners, subsidiaries and affiliated companies (“Company”).
Employee acknowledges that his/her employment with the Company ends officially effective                     .
In consideration for the agreements made herein, the Employee will receive severance compensation and benefits as set forth in the Termination Letter provided to Employee dated                     .
In exchange for such severance compensation and benefits as described in the Termination Letter, Employee does hereby release and forever discharge COMPANY and its parent, and each of its and their subsidiaries, affiliates, agents, directors, officers, shareholders, employees, attorneys, successors, and assigns (“Releasees”) from any and all claims, litigation, demands and causes of action, known or unknown, fixed or contingent, including but not limited to any actions brought in tort or for breach of contract, or under any federal or state statute, law or regulation relating to employment, discrimination, retaliation or whistleblowing activity, which Employee may have or claim to have against Releasees arising from or connected with Employee’s employment by, or termination from COMPANY. Employee hereby promises not to file a lawsuit or claim for monetary damages to assert such claims, including but not limited to, claims under the Age Discrimination in Employment Act (“ADEA”), as amended by the Older Worker Benefit Protection Act; the Minnesota Human Rights Act (“MHRA”); the Americans with Disabilities Act; Title VII of the Civil Rights Act of 1964, as amended; or other federal, state, or local civil rights laws; claims for breach of contract, fraud or misrepresentation, defamation, intentional or negligent infliction of emotional distress, breach of covenant of good faith and fair dealing, promissory estoppel, negligence, wrongful termination of employment, and any other claims for unlawful employment practices. Notwithstanding any language in this Agreement to the contrary, Employee does not waive any claims which cannot be waived by law, including, without limitation, the right to file a charge with or participate in any investigation conducted by the Equal Employment Opportunity Commission (“EEOC”) or any state or local agency. Employee agrees to waive, however, his/her right to any monetary recovery should the EEOC or any state or local agency pursue any claims on Employee’s behalf.
The Parties agree that except as set forth in this Agreement, the signing of this Agreement does not affect Employee’s existing right to receive future benefits/payments under the Company’s welfare or other compensation plans according to the terms of the applicable plan.
In addition, the Parties further agree that this Agreement does not apply to or cover claims for unemployment or workers’ compensation benefits.
In accordance with the Older Workers Benefit Protection Act of 1990, Employee is aware of the following with respect to Employee’s release of any claims under the ADEA:
1.	Employee has the right to consult with an attorney before signing this Agreement;

2.	Employee has forty-five (45) days to consider this Agreement and Employee’s release of any ADEA claim; and

3.	Employee has seven (7) days after signing this Agreement to rescind Employee’s release as to any ADEA claim (“ADEA Rescission Period”).
Employee has fifteen (15) days after signing this Agreement to rescind Employee’s release as to any claim arising under the Minnesota Human Rights Act (“MHRA Rescission Period”). The ADEA Rescission Period and the MHRA Rescission Period are collectively referred to as the “Rescission Periods.” To be effective, rescission must be in writing, delivered to COMPANY at 490 Villaume Avenue, South St. Paul Minnesota 55075-2443 within the applicable rescission periods, or sent to COMPANY, at such address, by certified mail, return receipt requested, postmarked within the applicable rescission period.

This Agreement will not become effective until the expiration of the Rescission Periods. Benefits and payments conditioned upon the execution of this Agreement shall commence after the expiration of the Rescission Periods, provided Employee has not exercised his/her rescission rights as to the release of any ADEA or MHRA claim, as described herein, and continuing benefits and payments are expressly conditioned on Employee’s continued compliance with his/her obligations as set forth herein.
Employee agrees that he/she shall not use any confidential information or trade secrets acquired during Employee’s employment with COMPANY for any other business or employment without the prior written consent of COMPANY, and to return all COMPANY property and the original and all copies of COMPANY documents. Employee further agrees that he/she will not now or in the future disrupt, damage, impair or interfere with the business of COMPANY by disclosing confidential information or making disparaging public remarks about COMPANY or its employees, officers and directors. Employee hereby assigns to COMPANY all rights to any invention(s) he/she has developed or will develop relating at the time of conception or reduction to practice to COMPANY’s business or resulting from work Employee performed for COMPANY. Employee agrees that he/she will not disparage Employer so long as Employer does not disparage him/her. Any breach of this Agreement, including the provisions in this paragraph, by Employee shall result in the immediate termination of all benefits and payments provided for hereunder and shall give rise to COMPANY’s right to seek reimbursement of all sums paid hereunder and other remedies and damages provided by law.
The Parties hereby agree to submit any and all disputes regarding any aspect of this Agreement or any act which allegedly has or would violate any provision of this Agreement, including but not limited to, COMPANY’s decision not to agree to the cancellation of this Agreement, to final and binding arbitration.
It is understood and agreed that this is a compromise settlement of an existing or potential claim and that the furnishing by COMPANY of the consideration for this Agreement shall not be deemed or construed as an admission of liability or wrongdoing. The liability for any and all claims is expressly denied by COMPANY.
The provisions of this Agreement are severable, and if any part of it is found to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any way.
Employee affirms and represents that he/she is entering into this Agreement freely and voluntarily, that he/she has received adequate opportunity to read and consider this Agreement, that he/she has been given the opportunity, whether exercised or not, to consult an attorney, and that Employee is not acting under any other inducement, or under any coercion, threat or duress. Employee acknowledges that the contents of this document have been explained to Employee and he/she understands the meaning and legal effect of this Agreement. Employee further acknowledges that the promises COMPANY has made in this Agreement constitute fair and adequate consideration for the promises, releases, and agreements made by Employee in this Agreement.
This Agreement represents the sole and entire agreement between COMPANY and Employee and supersedes all prior agreements, negotiations and discussions, whether written or oral, between the parties with respect to the subject matter covered hereby. There shall be no amendments to this Agreement.
This Agreement shall be construed and enforced in accordance with the laws of the State of Minnesota.

Digital Angel Corporation Employer	Employee

By:

Dated:	Dated: